SCHEDULE FOR COMPUTATIONS OF PERFORMANCE QUOTATIONS
                       DEAN WITTER TAX FREE DAILY INCOME TRUST


(A)       GROWTH OF $10,000
(B)       GROWTH OF $50,000
(C)       GROWTH OF $100,000


FORMULA:  G= (TR+1)*P
          G= GROWTH OF INITIAL INVESTMENT
          P= INITIAL INVESTMENT
          TR= TOTAL RETURN SINCE INCEPTION


INVESTED - P        TOTAL
$10,000, $50,000 &  RETURN - TR          (A)   GROWTH OF         (B)   GROWTH OF               (C)   GROWTH OF
$100,000            31-Dec-95            $10,000 INVESTMENT- G   $50,000 INVESTMENT- G         $100,000 INVESTMENT- G
------------------  -------------        ---------------------   ---------------------         ----------------------
23-Feb-81               93.11                   $19,311                 $96,555                        $193,110

                 DEAN WITTER TAX-FREE DAILY INCOME TRUST

                 Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


      (16)       The Trust's current yield for the seven days ending
                 December 31, 1995.

                 (A-B) x 365/N

                 (1.000725 -1)  x  365/7    =     3.78%

                 The Trust's effective annualized yield for the seven days ending December 31, 1994

                        365/N
                 A              - 1

                        365/7
                 1.000725        - 1         =     3.85%

                 A = Value of a share of the Trust at end of period.
                 B = Value of a share of the Trust at beginning of period. N = Number of days in the period.


CALCULATION                       Tax equivalent Yield  = 6.26% Based on a tax
                                                        = bracket of 39.6%
(1.000725 -1)  x  365/7
     =            3.78%

((1.000725)  x 52.1428714-1)
     =            3.85%

TAX  BRACKET :  39.6%

FORMULA (CURRENT 7 DAY YIELD / 1-39.6)
CURRENT 7 DAY  YIELD : 3.78
3.78/60.4
    =                     6.26%